Exhibit 99.1

FOR IMMEDIATE RELEASE

ALIMERA SCIENCES ANNOUNCES NEW PDUFA DATE FOR ILUVIEN®

PDUFA goal date set for October 17, 2013

ATLANTA, May 1, 2013 – Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that its recent resubmission of the New Drug Application (NDA) for ILUVIEN® has been acknowledged as received by the U.S. Food and Drug Administration (FDA) as a complete class 2 response to the FDA’s November 2011 letter and that a new Prescription Drug User Fee Act (PDUFA) goal date of October 17, 2013 has been established.

In the resubmission, Alimera responded to questions raised in the FDA’s letter and provided additional analyses as well as new information to support that ILUVIEN is safe and effective in the treatment of patients with chronic diabetic macular edema (DME).

Using data from Alimera’s two previously completed pivotal Phase 3 clinical trials (collectively the FAME™ Study), the resubmission focused on the safety aspects of ILUVIEN and the subgroup population of patients with chronic DME, the same subgroup for which marketing approval for ILUVIEN has been granted in six countries in the European Union. Additionally, data was submitted from the completed physician utilization study for the ILUVIEN applicator and from a special reading center assessment of photographs of the fundus, or interior surface of the eye, which were collected during the FAME™ Study.

At month 36, the treatment effect for the chronic DME subgroup (i.e. the difference in the proportion of 15 Early Treatment Diabetic Retinopathy Study (ETDRS) eye chart letter responders between ILUVIEN and the sham control) was more than twice that seen for the overall population. Given that the risks associated with the chronic DME subgroup are similar to the risks in the overall population, Alimera believes that the benefit to risk for this subgroup is optimized with ILUVIEN treatment.

“We believe this FDA resubmission package includes important new information that demonstrates the safety and efficacy of ILUVIEN for patients suffering from chronic DME,” said Dan Myers, Alimera’s president and chief executive officer. “We believe a clearer positioning now exists for ILUVIEN in the treatment of patients with chronic DME, since a first line pharmacotherapy for DME was approved by the FDA last year. We look forward to the FDA’s response to our New Drug Application. In the meantime, we continue to move forward with our ILUVIEN commercial launch plans in Europe.”

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the two Phase 3 pivotal clinical trials (collectively known as the FAME™ Study) for ILUVIEN conducted by Alimera, the most frequently reported adverse drug reactions included cataract operation, cataract and increased ocular pressure.

In July 2010, Alimera submitted a Marketing Authorization Application (MAA) to seven European countries via the Decentralized Procedure (DCP) with the Medicines and Healthcare products Regulatory Agency of the U.K. serving as the Reference Member State (RMS). The MAA included data from the FAME Study, which involved 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN for the treatment of DME. At the end of the DCP, a consensus was reached by the RMS and the other six countries that the MAA for ILUVIEN was approvable. To date, six of the seven countries, Austria, the United Kingdom, Portugal, France, Germany and Spain have granted national licenses for ILUVIEN, which is now available in the United Kingdom. ILUVIEN has not been approved by the FDA.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the regulatory status of ILUVIEN in the United States and Alimera’s commercial launch plans in Europe. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements.

Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain FDA approval of ILUVIEN, as well as other factors discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise
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